Exhibit 5.1

David G. Peinsipp
+1 415 693 2177
dpeinsipp@cooley.com

February 8, 2023

Grindr Inc.
750 N. San Vicente Blvd., Suite RE 1400
West Hollywood, CA 90069

Re: Grindr Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Grindr Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company upon the exercise of warrants issued or assumed by the Company, and (b) the resale of Common Stock and warrants held by or that may be acquired by certain holders of outstanding securities, as follows:

(i)          the issuance of up to 37,360,000 shares of Common Stock as follows:

•          up to 18,560,000 shares (the “Private Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;

•          up to 13,800,000 shares (the “Public Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants (the “Public Warrants”) by the holders thereof;

•          up to 5,000,000 shares (the “FPA Warrant Shares” and, together with the Private Warrant Shares and Public Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of certain warrants originally issued by Grindr Group LLC (“Legacy Grindr”) on November 16, 2022 and assumed by the Company in connection with the merger effected in accordance with the Agreement and Plan of Merger, dated as of May 9, 2022, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of October 5, 2022 (as so amended, the “Merger Agreement”) by and among Tiga Acquisition Corp, Legacy Grindr, Tiga Merger Sub LLC and Tiga Merger Sub II LLC (the “FPA Warrants” and together with the Private Warrants and Public Warrants, the “Warrants”) by the holders thereof;

(ii)          the resale of up to 18,560,000 Private Warrants;

(iii)          the resale of up to 5,000,000 FPA Warrants; and

Cooley LLP   3 Embarcadero Center, 20th Floor   San Francisco, CA   94111-4004
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Grindr Inc.
February 8, 2023
Page Two

(iv)          the resale of up to 174,971,961 shares of Common Stock (the “Selling Stockholder Shares”) as follows:

•          6,900,000 outstanding shares of Common Stock originally issued to the founders and independent directors of Tiga and certain of its affiliates;

•          up to 18,560,000 Private Warrant Shares;

•          up to 144,214,804 outstanding shares of Common Stock owned by certain equityholders of Legacy Grindr;

•          up to 5,000,000 FPA Warrant Shares; and

•          up to 297,157 shares of Common Stock (the “Option Shares”) issuable upon the exercise of an outstanding option (the “Option”) originally granted by a stockholder of the Company (the “Option Grantor”) to another stockholder of the Company (the “Option Grantee”).

The Warrants (other than the FPA Warrants) were issued pursuant to a Warrant Agreement, dated November 23, 2020,  between the Company and Continental Stock Transfer & Trust Company, as warrant agent, as amended (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrants and the Warrant Agreement, (d) confirmation of matters relevant to the Option provided by a representative of the Option Grantor, (e) the Merger Agreement and (f) the originals or copies certified to our satisfaction of such opinions, records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding common shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication were validly issued, fully paid and nonassessable, and (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication, including those to be effected pursuant to or in connection with the Warrants and the Merger Agreement were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

Cooley LLP   3 Embarcadero Center, 20th Floor   San Francisco, CA   94111-4004
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Grindr Inc.
February 8, 2023
Page Three

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock that then remain available for issuance by the Company. We have assumed that any Option Shares to be sold to the Option Grantee upon exercise of the Option will be satisfied from shares held by the Option Grantor as of the date hereof. With respect to any FPA Warrant Shares issuable upon exercise of any FPA Warrants, we have assumed that the FPA Warrants constitute valid and binding obligations of the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

With regard to our opinion concerning the Private Warrants constituting valid and binding obligations of the Company:

(i)          Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(ii)          Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)          We express no opinion as to any provision of the Private Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Private Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Cooley LLP   3 Embarcadero Center, 20th Floor   San Francisco, CA   94111-4004
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Grindr Inc.
February 8, 2023
Page Four

(iv)          We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Private Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.          The Warrant Shares, when issued and paid for upon exercise of the Warrants, in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

2.	The Private Warrants constitute valid and binding obligations of the Company.

3.          The Selling Stockholder Shares, other than any Warrant Shares or Option Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

4.          Any Warrant Shares or Option Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants or the Option, as applicable, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

[signature page follows]

Cooley LLP   3 Embarcadero Center, 20th Floor   San Francisco, CA   94111-4004
t: (415) 693-2000  f: (415) 693-2222  cooley.com

Grindr Inc.
February 8, 2023
Page Five

Very truly yours,

Cooley LLP

By:	/s/ David Peinsipp
David Peinsipp

Cooley LLP   3 Embarcadero Center, 20th Floor   San Francisco, CA   94111-4004
t: (415) 693-2000  f: (415) 693-2222  cooley.com